Exhibit 99.1

1ST COLONIAL BANCORP, INC.

For Immediate Release

For more information, contact

Gerry Banmiller at 856-858-1100

PRESS RELEASE

1ST COLONIAL BANCORP REPORTS INCREASES IN NET INCOME, ASSETS, AND LOANS.

Collingswood, New Jersey; November 3, 2004 – 1st Colonial Bancorp, Inc. (OTC:FCOB), the holding company for 1st Colonial National Bank, today announced that its total assets and loans at September 30, 2004 had increased by 22.3% and 11.6%, respectively, since December 31, 2003.  It also reported that for the 9 months ended September 30, 2004, it had net income of $409,000, representing a $48,000 or 13.3% increase over the comparable period in the prior year.  Gerry Banmiller, the President and Chief Executive Officer of 1st Colonial, said “the success of our recent public offering will enable the bank to continue to grow.  The bank continues to actively explore branching opportunities in the counties surrounding its main office.  As a leading community bank in our market area, we intend to continue to strive to meet the banking needs of our local businesses and residents.”

At September 30, 2004, 1st Colonial reported $144.4 million in assets and $74.6 million in loans.  These amounts reflect an increase of $26.4 million in assets and $7.8 million in loans from December 31, 2003.

1st Colonial also reported a 13.2% increase in year-to-date net interest income.  Net interest income was $2.9 million for the nine months ended September 30, 2004 compared to $2.6 million for the comparable period ended September 30, 2003.  According to Gerry Banmiller, the Bank was able to grow its loan portfolio due to the strong relationships it has with its borrowers.

Despite 1st Colonial’s 13.3% increase in net income for the nine months ended September 30, 2004 compared to the comparable period in 2003, its diluted earnings per share decreased to $0.21 for 2004 from $0.25 for the prior period.  This decrease was due primarily to the issuance of 828,000 additional shares of common stock in 1st Colonial’s public offering, which was completed in April 2004.

Highlights as of September 30, 2004 and December 31, 2003, and for the three and nine months ended September 30, 2004 compared to the three and nine months ended September 30, 2003 include the following (dollars in thousands, except per share data):

	At September, 2004	At December 31, 2003	$ increase/ (decrease)	% increase/ (decrease)
Total Assets	$144,447	$118,072	$26,375	22.3%
Total Loans	74,608	66,831	7,777	11.6%
Total Deposits	120,653	104,323	16,330	15.7%
Shareholders’ Equity	17,262	9,551	7,711	80.7%

	For the Three Months Ended		$ increase/	% increase/
	September 30, 2004	September 30, 2003	(decrease)	(decrease)

Net Interest Income	$1,077	$906	$171	18.9%
Provision for Loan Losses	67	60	7	11.7%
Other Income	67	91	(24)	(26.4)%
Other Expense	781	709	72	10.2%
Net Income	176	136	40	29.4%
Earnings Per Share, Diluted	0.08	0.09	(0.01)	(11.1)%

	For the Nine Months Ended		$ increase/	% increase/
	September 30, 2004	September 30, 2003	(decrease)	(decrease)

Net Interest Income	$2,941	$2,598	$343	13.2%
Provision for Loan Losses	192	180	12	6.7%
Other Income	208	234	(26)	(11.1)%
Other Expense	2,275	2,047	228	11.1%
Net Income	409	361	48	13.3%
Earnings Per Share, Diluted	0.21	0.25	(0.04)	(16.0)%

1st Colonial National Bank is a locally managed community bank located in Collingswood, New Jersey.  The Bank strives to offer highly personalized service combined with extended lobby and drive-through hours, and low fees and charges.  The Bank services consumers as well as small- to mid-sized businesses.  Services include free personal checking, savings, money market and certificates of deposit accounts.  In addition, the bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards, free internet banking and free telephone banking.

This Release contains forward-looking statements.  These statements are not historical facts and include statements about management’s strategies and expectations about programs, products, and opportunities.  Such forward-looking statements involve certain risks and uncertainties.  Because of such risks and uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements.  Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the bank’s operations, pricing, products and services.  More detailed information concerning 1st Colonial’s financial condition and results of operations can be found in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.  These reports can be accessed over the Internet at www.sec.gov.  More information on 1st Colonial can be found online at www.1stColonial.com or by telephoning 1st Colonial’s main branch at 856-858-1100.